Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Basic Energy Services, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-130509) on Form S-8 of Basic Energy Services, Inc. of our reports dated March 7, 2008 with respect to the consolidated balance sheets of Basic Energy Services, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Basic Energy Services, Inc. Our report refers to a change in accounting for share-based payments effective January 1, 2006.
KPMG LLP
Dallas, Texas
March 7, 2008